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                                                                   EXHIBIT 99.1


                                [iVillage Logo]


FOR IMMEDIATE RELEASE


                   iVillage Regains Nasdaq Listing Compliance


NEW YORK - June 9, 2003 - iVillage Inc. (NasdaqSC: IVIL), a leading women's media company and the number one source for women's information online, today announced that it has received notification from The Nasdaq Stock Market, Inc. in a letter dated June 9, 2003 that the Company has regained compliance with The Nasdaq SmallCap Market's minimum $1.00 closing bid price per share requirement. This letter acknowledges that iVillage's common stock has maintained a minimum closing bid price of $1.00 per share or greater for at least 10 consecutive trading days. Accordingly, the Company has regained compliance with Nasdaq Marketplace Rule 4310(c)(8)(D) and Nasdaq's delisting matter has been closed. iVillage's common stock will continue to be quoted on The Nasdaq SmallCap Market provided the Company continues to satisfy the Nasdaq's continued listing requirements.

Douglas W. McCormick, Chairman and CEO, iVillage Inc., said, "We are pleased with this occurence. The future continues to look bright as we remain focused on our advertising business while bolstering our subscription and fee-based offerings and further expanding the iVillage brand. We believe our great progress in the areas of new initiatives and cost containment coupled with the resurgence of the ad market well-positions iVillage for the second half of 2003 and beyond."

About iVillage Inc.

iVillage Inc. is a leading women's media company and the number one source for women's information online. iVillage operates the iVillage.com Web site, Women.com Networks, Inc. (operator of the Women.com Web site), iVillage Parenting Network, Inc., Public Affairs Group, Inc., Promotions.com, Inc., iVillage Consulting (formerly iVillage Solutions), and Knowledgeweb, Inc. (operator of the Astrology.com Web site). iVillage.com and Women.com are leading women's online destinations providing practical solutions and everyday support for women 18 and over. iVillage Parenting Network is a holding company for Lamaze Publishing Company, a publisher of advertiser supported educational materials for expectant and new parents, and iVillage Integrated Properties, Inc., the operator of The Newborn Channel, a satellite television network broadcast in over 1,050 hospitals nationwide, and the publisher of Baby Steps magazine. Public Affairs Group is comprised of three divisions: Business Women's Network, Diversity Best Practices and Best Practices in Corporate Communications, each offering extensive databases of pertinent information to subscribing companies and members. Promotions.com provides promotions and direct marketing programs that are integrated with customers' offline marketing initiatives.


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iVillage.com is organized into channels and communities across multiple topics of high importance to women and offers interactive services, peer support, content and online access to experts and tailored shopping opportunities. The major content areas include Babies, Beauty, Diet & Fitness, Entertainment, Food, Health, Home & Garden, Horoscopes, Money, Parenting, Pets, Pregnancy, Quizzes, Relationships and Work. iVillage facilitates use across content areas by providing a similar look and feel within each area and across the network, resulting in a consistent and strongly branded Web site.

Established in 1995 and headquartered in New York City, iVillage Inc. (NasdaqSC:
IVIL) is recognized as an industry leader in developing innovative sponsorship and commerce relationships that match the desire of marketers to reach women with the needs of iVillage.com members for relevant information and services. Membership to iVillage.com is free and provides features such as personal homepages, message boards and other community tools.

Page views for the iVillage network of Web sites have grown to a monthly average of over 420 million for the quarter ended March 31, 2003. In April 2003, according to comScore Media Metrix, iVillage ranked 22nd among the top 100 Web and Digital Media properties with more than 17 million unique visitors in the United States and had an average reach of approximately 12% of the total online population. Also according to comScore Media Metrix, during this period visitors returned an average of 2.7 times per month.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:
iVillage Inc. has included in this press release certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning iVillage's business, operations and financial condition. The words or phrases "can be", "expects", "may affect", "may depend", "believes", "estimate", "project" and similar words and phrases are intended to identify such forward-looking statements. Such forward-looking statements are subject to various known and unknown risks and uncertainties and iVillage cautions you that any forward-looking information provided by or on behalf of iVillage is not a guarantee of future performance. Actual results could differ materially from those anticipated in such forward-looking statements due to a number of factors, some of which are beyond iVillage's control, in addition to those discussed in iVillage's other press releases, public filings and statements by iVillage's management, including (i) the volatile and competitive nature of the media industry, (ii) changes in domestic and foreign economic, political and market conditions, (iii) the effect of federal, state and foreign regulation on iVillage's business, (iv) the impact of recent and future acquisitions and joint ventures on iVillage's business and financial condition, (v) iVillage's ability to establish and maintain relationships with advertisers, sponsors, and other third party providers and partners, and (vi) the impact of pending litigation on iVillage's business and financial condition. All such forward-looking statements are current only as of the date on which such statements were made. iVillage does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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Contact:
Carl Fischer
iVillage Inc.
212.600.6502
cfischer@mail.ivillage.com


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